ARGA Investment Management, LP

Code of Ethics

Revised: December 2016

For Internal Use Only

ARGA Investment Management, LP—Code of Ethics—2016

Contents
PURPOSE	4
DEFINITIONS	5
STANDARDS OF BUSINESS CONDUCT	7
COMPLIANCE WITH LAWS AND REGULATIONS	7
CONFLICTS OF INTEREST	7
Favoring the Interests of One Client over Another	8
Competing with Client Trades	8
Confidentiality of Client Transactions and Client-Related Information	8
Disclosure of Fund Portfolio Holdings and ARGA’s Proprietary Information	8
Other Conflicts of Interest	8
INSIDER TRADING	8
Who is an Insider?	9
ARGA Policy on Insider Trading	10
Procedure for Handling Insider Information	10
Contacts with Public Companies	11
Penalties for Insider Trading	11
PERSONAL BROKERAGE ACCOUNTS AND PERSONAL SECURITIES TRANSACTIONS	11
Reporting	11
Exceptions to the Reporting Requirements	12
What is a Reportable Security?	12
Pre-Clearance of Personal Securities Transactions is Required	13
Transactions Requiring Pre-Approval	13
Length of Pre-Clearance	14
Prohibited Transactions	14
Restricted Security List	14
Delivery of Account Statements to Code Administrator	14
GIFTS AND ENTERTAINMENT	15
No Solicitation	15
Restrictions on Accepting or Receiving Gifts	15
Restriction on Presenting Gifts	15
Restrictions on Entertainment	15
Recordkeeping/Gift Registry	16
OUTSIDE BUSINESS ACTIVITIES	16
POLITICAL CONTRIBUTIONS / BRIBERY	16
Two-Year Ban—Strict Liability	17
Who is a “Covered Associate”?	17
Who is a “Public Official”?	17
Contribution Defined	18
Government Entity Defined	18
Exceptions for De Minimis Contributions by Covered Associates	18
ARGA Policy on Political Contributions	18
U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”)	19
Recordkeeping Requirements	19
Compliance Measures	19
WHISTLEBLOWER REPORTING AND PROCEDURES	20
Procedure for Submitting Complaint	20
Treatment of Complaints after Submission	20
Determining the Status of Your Complaint	20
Confidentiality/Anonymity	20
No Retaliation Permitted	20
CODE ACKNOWLEDGMENT/ANNUAL DISCIPLINARY QUESTIONNAIRE	21
DUTIES OF THE CODE ADMINISTRATOR	21
RECORDKEEPING	21

ARGA Investment Management, LP—Code of Ethics—2016

PENALTIES AND SANCTIONS		22
CODE OF ETHICS-ACKNOWLEDGMENT 2016		23
CODE OF ETHICS-DISCIPLINARY QUESTIONNAIRE 2016		24
REPORTING FORMS		29
Exhibit A.	Outside Business Activity Form	29
Exhibit B.	Employee Complaint Form	29
Exhibit C.	Political Contribution Reporting Forms	29
Exhibit D.	Personal Accounts/Securities Transactions Reporting Forms	29

ARGA Investment Management, LP—Code of Ethics—2016

Purpose

As a registered investment adviser, ARGA Investment Management, LP (“ARGA”) owes a fiduciary responsibility to its clients, including the private investment funds and other accounts for which ARGA serves as an advisor or sub-adviser (collectively, “Clients” unless noted otherwise). This fiduciary duty mandates adherence to the highest standards of conduct and integrity and is the core underlying principle of ARGA’s Code of Ethics (the “Code”) which encompasses the fundamental principles of openness, honesty and trust.

All employees are expected to adhere to the high ethical standards associated with our fiduciary duty, specifically:

  The duty of care and utmost good faith with respect to each Client,
  The duty to act in the best interest of Clients, ahead of their own,
  The duty to treat all Clients fairly, and
  The duty to maintain the confidentiality of Client information and providing Clients full and fair disclosure of all material facts.

The Code is primarily designed to establish standards of conduct and procedures to detect and prevent activities by employees who may use their knowledge regarding the holdings and investment intentions of ARGA’s Clients in a manner that may constitute an abuse of their fiduciary duties, and otherwise to deal with conflict of interest situations addressed by Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisers Act of 1940.

Although the Code is intended to provide employees with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue an employee may face. ARGA maintains other compliance policies and procedures, including a separate Code of Conduct and a Compliance Manual, covering activities which may apply more directly to an employee’s specific responsibilities. Nevertheless, this Code should be viewed as a guide for each employee with respect to how we must jointly conduct our business to live up to our guiding tenet that the interests of our Clients should always come first and that all business dealings must adhere both to the letter and the spirit of applicable laws and regulations.

The Code is distributed to all employees (including employees on leave of absence) annually or more frequently upon material changes. Any employee that discovers violations to the Code must immediately report such violations to ARGA’s Chief Compliance Officer.

Every employee is expected to fully understand and adhere to the policies and procedures set forth in this Code. This requirement extends to an employee who may be on a temporary leave of absence, regardless of the duration of the leave. On an annual basis, and at such other times as the Code Administrator may deem necessary or appropriate, all employees must acknowledge in writing that they have read and understood the provisions of the Code, have complied with its provisions, and have reported all personal securities transactions as required. Additionally, all employees are required to complete an Annual Disciplinary Questionnaire covering topics such as criminal history and civil judicial actions, among other things. All employees have an obligation to provide notice to the Code Administrator, on a timely basis, if there is a change to their duties, responsibilities or title which affects their reporting status under this Code.

This Code applies to all ARGA employees, including all employees of ARGA Investment Management India (Private) Limited.

If you have any questions about this Code, please discuss them with the Code Administrator (defined below) to ensure that you remain in compliance at all times. In the event any provision of this Code conflicts with any other ARGA policy or procedure, the provisions of this Code shall apply.

ARGA Investment Management, LP—Code of Ethics—2016

Definitions

Access Person (for purposes of the Code) means any supervised person (employee) who has access to nonpublic information regarding Clients’ purchase or sale of any Security, as defined below.

For purposes of this Code, ARGA’s considers you an Access Person if:

  You are a partner, director or officer;
  You are a member of the Portfolio Construction Team (defined below);
  You work directly with a Portfolio Construction Team member or in the same department as a Portfolio Construction Team member;
  You are analyst who provides information and advice to a Portfolio Construction Team member or who helps execute a Portfolio Construction Team member’s decisions; or
  ARGA’s Code Administrator requires you to submit initial and annual personal securities holdings reports and quarterly transactions reports and brokerage account statements.

Advisory Client or Client means (unless indicated otherwise) any client, including ARGA’s commingled funds, investors in ARGA’s commingled funds, and other investment funds or portfolios for which ARGA acts as an adviser or sub-adviser.

Beneficial Interest means any interest by which an Access Person, or any family member living in the same household as and Access Person, can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a security.

  Family Member includes: grandparents, parents, mother-in-law or father-in-law; husband, wife or domestic partner (whether registered or unregistered under applicable law); brother, sister, brother-in-law, sister-in-law, son-in-law or daughter-in-law; children (including step and adoptive relationships); and grandchildren. In a situation in which the status of a Family Member is in question, such person will be presumed to be a Family Member for purposes of this Code. It is the employee’s burden to affirmatively prove to the Code Administrator that the other person at issue is not a Family Member within this definition.

Black List Security means a security which cannot be purchased or sold because the firm or a Supervised Person is aware of material nonpublic information regarding the security or the issuer of the security.

Code Administrator means the Chief Compliance Officer and is used interchangeably with Chief Compliance Officer for purposes of the Advisers Act of 1940 and this Code.

Code of Conduct is a separate set of guidelines that defines the standards to which all employees are expected to adhere during the course of their employment at, and when conducting business on behalf of, ARGA.

Employee means any person deemed to be an employee of ARGA Investment Management, LP and is used interchangeably with the term “Supervised Person” for purposes of the Advisers Act of 1940 and this Code.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

ARGA Investment Management, LP—Code of Ethics—2016

Material Nonpublic Information means information not effectively communicated to the marketplace that a reasonable investor would consider important in making an investment decision or that would substantially affect the market price of a security if generally disclosed.

Personal Account means any account owned by, or in which a beneficial interest is owned, in the name of an Access Person or any account in which an Access Person has any direct or indirect beneficial interest.

Portfolio Construction Team member means an Access Person who has direct responsibility and authority to make investment decisions affecting a particular Client.

Private Placement means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the 1933 Act, or pursuant to Rules 504, 505 or 506 of the Securities Act of 1933.

Restricted List Security means a security, as determined by the Portfolio Construction Team that cannot be purchased or sold by an Access Person because the firm is analyzing or recommending the security for one or more Clients. Securities are placed on the Restricted Security List to prevent Access Persons from front-running Clients (i.e. trading for their own account before executing for Client accounts).

Security means, generally, any investment, instrument, asset or holding in which a Client invests, or may consider investing. Among other things, a “Security” includes any note, stock, treasury stock, security future, financial futures contract or option thereon, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any limited partnership or other interests in private funds, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. References to a “Security” in the Code shall include any warrant for, option in, or security or other instrument immediately convertible into or whose value is derived from that “Security” and any instrument or right which is equivalent to that “Security.”

The term “Security” specifically includes any shares issued by an investment company, but for purposes of this Code, excludes shares issued by money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940.

The term “Security” also includes any security in an initial public offering or private placement, including any interest in a private fund, or selling any interest in a private fund.

  A Security Held or to Be Acquired by an Advisory Client means any security that, within the most recent 15 days (i) is or has been held by the Client or (ii) is being considered by the Client or ARGA for purchase by the Client. A Security for these purposes also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security.
  A Security is Being Considered for Purchase or Sale from the time an allocation decision in respect of such security to a Client’s portfolio is made by or on behalf of ARGA or the relevant
  Portfolio Construction Team member until the time such allocation with respect to that security is completed or withdrawn.

ARGA Investment Management, LP—Code of Ethics—2016

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of an investment adviser, or other person who provides investment advice on behalf of an investment adviser and is subject to the supervision and control of an investment adviser. Supervised Person is used interchangeably with Employee for the purposes of the Advisers Act of 1940 and this Code.

Standards of Business Conduct

Certain provisions and reporting requirements of this Code are concerned primarily with the investment activities of an Access Person who may benefit from, or interfere with, the purchase or sale of Client securities.

All employees are prohibited from using information concerning the investment intentions of Clients, or their position to influence such investment intentions, for personal gain or in a manner detrimental to the interests of any Client. In general, every employee must observe the following with respect to his or her personal investment activities:

  At all times, place the interest of Clients first;
  All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the employee’s position of trust and responsibility; and
  No employee should take inappropriate advantage of his or her position at ARGA.

In addition to the standards of business conduct set forth in this Code, employees also should refer to

ARGA’s separate Code of Conduct which also discusses employee conduct.

Compliance with Laws and Regulations

In addition to the specific prohibitions contained in this Code, all employees must comply with federal, state and local laws applicable to the business or operations of ARGA including, but not limited to, the federal securities laws1. In particular, employees are not permitted, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Client:

  To employ any device, scheme or artifice to defraud the Client;
  To make any untrue statement of a material fact or omit to state a material fact to the Client;
  To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client; or
  To engage in any manipulative practice with respect to the Client.

Conflicts of Interest

A conflict of interest occurs when an employee’s private interest interferes or appears to interfere with the interests of ARGA or ARGA’s Clients. Compliance with ARGA’s fiduciary duty to handle all conflicts in an honest and ethical manner can be achieved by avoiding conflicts as well as situations that have the appearance of impropriety, and by fully disclosing all material facts concerning any actual and potential conflict that does or may arise with respect to any Client.

1 For purposes of this Code, “federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (privacy), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury (anti-money laundering).

ARGA Investment Management, LP—Code of Ethics—2016

Conflicts of interest may not always be obvious, and this Code and the examples enumerated below do not attempt to identify all possible conflicts of interest; should you have any questions or seek guidance, please consult the Chief Compliance Officer.

Favoring the Interests of One Client over Another

When an investment adviser has multiple clients, the potential exists for the adviser or its employees to favor one client over another. ARGA and its employees must endeavor to deal fairly with all Clients, managing any potential conflicts of interest and taking care that no Client is unfairly disadvantaged with regard to other Clients because of ARGA’s actions or the actions of ARGA’s employees.

Competing with Client Trades

Employees are prohibited from using knowledge about a pending or currently considered security for Clients to profit personally, directly or indirectly, as a result of such transaction, whether through the purchase or sale of such security, or otherwise. Conflicts raised by personal securities transactions are addressed in more detail below.

Confidentiality of Client Transactions and Client-Related Information

Unless and until disclosed publicly or to the SEC in the normal course, all information concerning a security being considered for purchase or sale by any Client must be kept confidential by all employees and disclosed only on a need to know basis or in furtherance of employees’ duties and responsibilities. Client-related information includes, but is not limited to, client names, addresses, telephone numbers, and other contact and identifying information, accounts and portfolio holdings, transactions and transactional history, client agreements, brokerage commissions and fee information, performance, financial data, tax information, and investments.

Disclosure of Fund Portfolio Holdings and ARGA’s Proprietary Information

In general, information about portfolio holdings is distributed in a manner that conforms to applicable laws and regulations and prevents that information from being used in a way that could negatively affect a fund’s investment program or otherwise enable third parties to use that information contrary to the best interests of such fund. Unless and until publicly disclosed, fund portfolio holdings are proprietary, confidential information. Likewise, information that is proprietary to ARGA or other valuable information about ARGA that is not publicly known is considered confidential information that may not be disclosed. Examples of proprietary information include, but are not limited to, financial information, business plans and strategies, marketing strategies, client and potential client lists, operating methods and processes, analyses and analytical methods regarding companies, securities, transactions, industries, economic sectors, markets and trends, investment techniques and philosophies, trading practices and patterns, management decisions, personnel matters, and internal rules, policies and procedures.

Other Conflicts of Interest

Other areas of conflicts of interest such as insider trading, personal securities transactions, gifts and entertainment, outside business activities and campaign contributions are discussed in further detail below. Trading conflicts of interest (e.g. best execution, soft dollars, aggregation and allocation) are addressed in ARGA’s Compliance Manual.

Insider Trading

Insider trading occurs whenever any person or entity trades in any security on the basis of material nonpublic information which has been obtained in breach of (i) a fiduciary duty or duty of trust or confidence that is owed, directly or indirectly, to the issuer of that security or the shareholders of that issuer, or (ii) a duty of trust or confidence to any other person who is the source of material nonpublic information.

ARGA Investment Management, LP—Code of Ethics—2016

Insider trading laws are not intended to ensure equality of information among traders; rather, the focus is on providing everyone equal access to material information.

  Security is broadly defined to encompass a variety of instruments and interests including, but not limited to, common and preferred stock, treasury stock, notes, bonds, debentures, certificates of interest, puts, calls, straddles, options, or privileges on any security, and any security-based swap or other derivatives instrument.
  A person trades on the basis of material nonpublic information with respect to a security if the person is aware of the material nonpublic information at the time the person purchases or sells the security.
  Information is material if a reasonable investor would consider it as having significantly altered the mix of information already publicly available. Thus, materiality often hinges on the significance a reasonable investor would place on the information.
  Information is considered to be nonpublic if it has not been disseminated broadly to investors in the marketplace (e.g. national press, wire services, SEC filings). The object is for the information to be available to and digested by the market, such that it is reflected in the market’s pricing of the security.

The following is generally regarded as material:

  Information about events or circumstances relating to a company’s assets or earning power, which is known only to corporate management and its confidants, and which can reasonably be expected to materially affect the market price of the company’s stock.
  Information about restructuring, tender offers, takeovers or proxy fights.
  Information about events or circumstances which affect the market for a company’s securities but which do not affect the company’s assets (“market information”) (e.g. information that a security will be favorably mentioned in an upcoming newsletter, article or research report).

Who is an Insider?

  Direct Insiders: Those who have a direct fiduciary relationship with an issuer and its shareholders, such as officers, directors, controlling shareholders or employees of a public company. Direct insiders are required to abstain from trading in the security about which they have material nonpublic information or ensure that the information is fully disclosed and disseminated to the market as a whole before engaging in trading based on that information (i.e. the “abstain or disclose” doctrine).
  Temporary Insiders: Those who are not corporate insiders per se, but by virtue of their special relationship with a public company are afforded access to material nonpublic information, thus giving rise to a fiduciary relationship which binds them to the duty to abstain or disclose. Typical temporary insiders include auditors, accountants, brokers, outside counsel and the like.
  Misappropriators: Those who are not corporate insiders, but to whom material nonpublic information has been entrusted in confidence and who, for personal gain, breach that duty of trust or confidence to the source of the information. Note that in these cases the duty of trust or confidence is not limited to a fiduciary relationship between the misappropriator and the source of the information, but is much broader. Such conduct is illegal because the misappropriator engages in deception by pretending loyalty while secretly converting the information for personal gain.

ARGA Investment Management, LP—Code of Ethics—2016

o	A person has a duty of trust or confidence to the source of the information whenever (i) the person agrees to keep the information confidential; (ii) there is a history, pattern or practice of sharing confidences such that there is a mutual expectation of confidentiality; or (iii) the person receives or obtains information from his or her spouse, parent, child, or sibling[2] .
Tippers & Tippees: Insider trading laws are not confined to insiders or misappropriators who
trade	for their own account. Liability is also imposed where the insider or misapproprator tips
another	who trades on the information.
o	Tippers are those who (i) are aware that they are in possession of material nonpublic information, (ii) have a duty to keep the information confidential, (iii) breach that duty by intentionally or recklessly[3] relaying the information to outsiders (tippees) who, in turn, trade based on that information (or pass the information on to others who trade based on that information) for personal benefit. Tippers face liability even if they do not personally engage in the illegal trading.
o	Tippees (i) receive material nonpublic information from a tipper, (ii) know or should know the information is in breach of the tipper’s fiduciary duty or duty of confidentiality, and (iii) engage in trading based on that information (or pass the information on to another party who goes on to engage in trading based on that information) for personal benefit.
o	Insider trading enforcement actions have targeted not only direct tippees, but also individuals who are separated from the tipper’s initial disclosure by as much as four or five degrees
(remote tippees).

Personal benefit is defined very broadly to include not only pecuniary gain (such as a cut of the take or a gratuity), but also reputational benefit or the satisfaction one would receive by simply making a gift of confidential information.

ARGA Policy on Insider Trading

  Employees are strictly prohibited from trading securities, either personally or on behalf of others
  (including ARGA’s clients, ARGA’s private commingled funds, or the separate accounts managed by ARGA), based on such material nonpublic information.
  Employees are likewise prohibited from sharing material nonpublic information with inappropriate personnel or with individuals outside of ARGA, whether for consideration or not.
  These prohibitions apply to all ARGA employees, whether Access Persons or not.

Procedure for Handling Insider Information

If you think you might have received material, nonpublic information, you should take the following steps:

  Immediately report the information to the Chief Compliance Officer.
  Refrain from purchasing or selling the security on behalf of yourself or others.
  Refrain from communicating the information inside or outside the firm, other than to the Chief Compliance Officer.

2 In this instance, the recipient can establish that no duty existed by showing that he/she neither knew or reasonably should have known that the source of the information expected that the information would remain confidential.

3 Recklessness has been defined as “highly unreasonable conduct, involving not merely simple or even inexcusable negligence, but an extreme departure from the standards of ordinary care.” SEC v. Infinity Group Co., 27 F. Supp.

2d 559 (1998).

ARGA Investment Management, LP—Code of Ethics—2016

If, in consultation with the Chief Investment Officer, the Chief Compliance Officer determines that the information is material and nonpublic, the security will be placed on a “Black List” and will not be removed for trading until the Chief Investment Officer determines the information has been fully disseminated to the public.

If you are unsure whether the information in your possession is material and nonpublic, consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, our Clients, and the firm.

Contacts with Public Companies

Contacts with public companies represent an important part of ARGA’s research efforts. In the course of these contacts, some employees may become aware of material nonpublic information, such as when a company’s Chief Financial Officer prematurely discloses quarterly results to analyst or an investor relations representative makes selective disclosure of adverse news. To protect yourself, our Clients and our firm, please notify the Chief Compliance Officer immediately if you believe you may have received material, nonpublic information from your contacts with personnel of public companies.

As an added compliance measure, ARGA’s Chief Compliance Officer and her delegate periodically monitor analyst meetings and/or calls with publicly traded companies.

Penalties for Insider Trading

Penalties for insider trading are severe, both for the wrongdoers and their employers. A person can be subject to penalties even if he or she does not personally benefit from the activities surrounding the violation. Penalties include civil injunctions, disgorgement of profits, fines for the person who committed the violation of up to three times the profit gained or loss avoided, jail sentences, and fines for the employer.

Personal Brokerage Accounts and Personal Securities Transactions

Note: Any profits realized on trades prohibited by this section may be subject to disgorgement.

Access Persons4 who have knowledge of Client securities transactions may become exposed to conflicts of interest when trading in securities for their own account or in those accounts over which they are deemed to have indirect beneficial ownership. In order to protect ARGA from violations of the law and to safeguard Client information from potential abuse, ARGA requires Access Persons to periodically report their personal securities transactions and holdings.

Access Persons must at all times be aware that transactions for Clients always take precedence over their personal securities transactions.

Reporting

Initial and Annual Securities Holdings Report

All Access Persons are required to submit to the Chief Compliance Office or her designee, a complete report of all current securities holdings in which the Access Person has or acquires any direct or indirect beneficial ownership. An Access Person is presumed to be an indirect beneficial owner of securities that are held by his or her immediate family members living in the same household as the Access Person.

Holdings reports must be submitted no later than 10 days after the person becomes an Access Person and at least annually thereafter, or earlier as circumstances change. All information reported must be current as of a date no more than 45 days before the date the report is submitted.

4 See definition of Access Person, above.

ARGA Investment Management, LP—Code of Ethics—2016

The report must contain:

  Name(s) in which the personal account is registered and the date the personal account was established;
  Title, number of shares, principal amount, interest rate and maturity (as applicable), and CUSIP number or ticker symbol (if applicable), of each security held in the personal account;
  Name of the broker, dealer or bank with which the personal account is maintained; and
  The date the report is submitted.

See Exhibit D, Securities Forms, Initial and Annual Report of Personal Account Holdings forms.

Quarterly Transaction Reports

Access Persons must also submit quarterly securities transactions reports no later than 30 days after the end of the calendar quarter in which the transaction takes place. If there were no such transactions, the report should so state.

Each quarterly transaction report must contain the following information with respect to each reportable transaction:

  Name(s) in which the personal account is registered and the date the personal account was established;
  Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);
  Title, number of shares, principal amount, interest rate and maturity (if applicable), and CUSIP number or ticker symbol (if applicable), of each security, and the price at which the transaction was effected;
  Name of the broker, dealer or bank with or through whom the account was established or through which the transaction was effected; and
  The date the report is submitted.

See Exhibit D, Securities Forms, Quarterly Transaction Report.

Exceptions to the Reporting Requirements

You are not required to:

  Report securities held in accounts over which you have no direct or indirect influence or control.
  Report purchases or sales of open-end investment companies (other than exchange traded funds for which reporting is required, see below).
  Report transactions effected pursuant to an automatic investment plan5 .
  Provide reports that would duplicate information contained in trade confirmations or accounts statements.

Note: All such securities still remain subject to the initial and annual holdings reporting requirements, described above.

What is a Reportable Security?

Generally, Rule 204A-1 treats all securities as reportable securities. Five exceptions are noted which represent securities that present little opportunity for the types of improper trading that the rule is intended to cover.

5 Automatic Investment Plan means a program, including a dividend reinvestment plan, in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation.

ARGA Investment Management, LP—Code of Ethics—2016

The following are not reportable securities:

  Direct obligations of the United States government (e.g. treasury bonds, bill and notes; debt instruments issued by the FDIC and Government Services Administration),
  Money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments6 ),
  Shares of money market funds,
  With the exception of exchange traded funds, shares of other types of open-end funds such as mutual funds, unless ARGA acts as the investment advisor of the fund7 ,

Exchange Traded Funds (ETFs) ARE Reportable

Technically, the rule differentiates between open-end ETFs and unit investment trust ETFs8 (UIT ETFs) by exempting open-end ETFs from the reporting requirements. However, the SEC staff has recommended that investment advisers treat all ETFS as reportable securities, reasoning that the secondary market trading in open-end ETFs present the same opportunity for conflicts of interest as the secondary market trading in UIT ETF shares. In addition, the SEC staff has acknowledged the difficulties advisers face in determining whether an ETF is an open-end ETF or UIT ETF, and has noted that treating all ETFs as reportable eliminates such difficulty and uncertainty.

Taking into consideration the recommendations of the SEC staff, ARGA treats all ETFs as reportable securities requiring pre-clearance.

Pre-Clearance of Personal Securities Transactions is Required

Access Persons are required to pre-clear all personal securities transactions, including securities transactions in accounts in which they have indirect beneficial ownership. This requirement seeks to ensure Access Persons are not engaging in prohibited transactions such as insider trading or front-running. Note that employee investments in ARGA’s private funds are also subject to pre-clearance.

The basis upon which the Code Administrator may approve a transaction is:

  The transaction will not give rise to the improper use of a Client’s proprietary information or an abuse of the Access Person’s position of trust and responsibility;
  The potential harm to the Client is remote; and
  The transaction is unlikely to affect a highly institutionalized market or is clearly not related economically to a security held or being considered for a Client.

Transactions Requiring Pre-Approval

  Purchasing or selling any security in which an Access Person has or will have a direct or indirect beneficial ownership.
  Purchasing any security in an Initial Public Offering or Private Placement, including any interest in a private fund or selling any interest in a private fund, without the pre-approval of the Code Administrator and setting forth in detail the rationale for the transaction.

6 High quality short-term debt instrument means any instrument which has a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but of comparable quality.

7 This exception only applies to transaction and holdings in open-end funds registered in the U.S. Transactions and holdings in shares of closed-end investment companies are reportable, regardless of affiliation. Transactions and holdings in offshore funds are also reportable.

8 The key difference between ETFS and UIT ETFs is that unit trusts offer a blend of investments or asset classes managed by investment professionals, while ETFs offer a single entry into each investment, which are index-based.

ARGA Investment Management, LP—Code of Ethics—2016

  Purchasing or selling any interest in a collective investment vehicle that is exempt from registration under the 1933 Act (including but not limited to, hedge funds, private funds (including ARGA’s private funds) or similar investment limited partnerships).

If an Access Person obtains pre-approval for a transaction in a security not then currently held by any Client but, thereafter, a transaction in the same security for a Client takes place within 15 calendar days following the Access Person’s transaction, the transaction may be reviewed further by the Chief

Investment Officer, the Director of Research or the Chief Compliance Officer to determine the appropriate action to be taken, if any. For example, the Chief Investment Officer may recommend that the Access Person be subject to a price adjustment to ensure that he/she did not receive a better price than the Client. This rule also applies to transactions involving an interest in a private fund being purchased or sold during a subscription or redemption period.

Length of Pre-Clearance

Pre-approval remains in effect until the end of the next business day on which such pre-approval is granted, or until the next immediately available date for subscription in the case of a private fund, or as otherwise specified by the Code Administrator.

Prohibited Transactions

The below are prohibited transactions. Access Persons effecting prohibited transactions will be deemed in violation of the Code and may be subject to such sanctions as deemed appropriate by the Code Administrator.

  Purchasing or selling any security without the pre-approval of the Code Administrator, or
  Purchasing or selling any security that is on the Restricted Security List or the Black List.

Notwithstanding the foregoing ARGA, in its sole discretion, may at any time prohibit or restrict any other securities transaction, or class of transactions, in addition to those enumerated.

Restricted Security List

A security may be placed on the Restricted Security List, as determined by the CIO and/or Portfolio Construction Team, to prevent Access Persons from trading ahead of Clients (front-running). The Restricted Security List is distributed to all Access Persons by the Chief Compliance Officer, as needed. It is the responsibility of the CIO and/or Portfolio Construction Team to regularly notify the Code Administrator of any security or securities which should be placed on the Restricted List.

Trading in securities on the Restricted Security List is strictly prohibited. In rare circumstances, ARGA may allow an exception where an Access Person wishes to limit losses in a security with rapidly depreciating market value. In these instances, specific consent by the Chief Investment Officer and the Code Administrator is required.

A security will be removed from the Restricted List once the Code Administrator is so notified by the CIO and/or Portfolio Construction Team.

Delivery of Account Statements to Code Administrator

Access Persons may maintain personal accounts with brokers of their choice provided either the broker or the Access Person is able to provide electronic duplicate copies of account statements to the Code Administrator no less than quarterly.

Notwithstanding the foregoing, the Code Administrator reserves the right, in its sole discretion, to require such Access Persons to maintain their personal account with a broker or dealer designated by the Code

ARGA Investment Management, LP—Code of Ethics—2016

Administrator or to prohibit the Access Persons from maintaining their account with specific brokers or dealers.

Please note that it is your responsibility to ensure your quarterly transaction reports are sent to the CCO on a timely basis.

Gifts and Entertainment

ARGA strives to maintain a high standard of business ethics consistent with good corporate citizenship. Due to the numerous relationships employees may forge with Clients and other entities, it is inevitable that they will be offered gifts, entertainment or gratuities in the course of doing business. A conflict of interest exists if such gifts, entertainment or gratuities are intended to, or have the appearance of intending to, influence a person’s actions as an employee of the firm.

No Solicitation

In order to avoid a conflict of interest or the appearance of impropriety, employees and members of their immediate family (includes spouses, children, parents and siblings, as well as spouse’s parents and siblings) may not solicit any gifts from any Clients or others doing business with ARGA.

Restrictions on Accepting or Receiving Gifts

Employees and members of their immediate family may not accept a gift with a value of greater than $100 (a “Significant Gift”), unless expressly approved by the Chief Compliance Officer.

Prohibited Gifts

  Cash or cash equivalents (no cash or cash equivalents are ever allowed).
  Any gift intended to influence an employee’s actions or judgment is strictly prohibited.
  A Significant Gift is generally prohibited and must be declined, unless approved by the Chief Compliance Officer (see below).

Permitted Gift

A gift with a value of $100 or less.
A Significant Gift which has been approved by the Chief Compliance Officer.
Under certain circumstances, a Significant Gift may be retained with the express approval of the Chief Compliance Officer. Upon receipt, you must immediately provide the Chief Compliance Officer with a description of the gift, value, name of the donor and other details as requested.

Restriction on Presenting Gifts

Employees are required to use careful judgment and good taste when presenting Clients with any gift on behalf of ARGA. The value of gifts presented is limited to $100, unless prior written approval of the Chief Compliance Officer is obtained. No cash or cash equivalents are permitted.

Employees are reminded that presenting gifts to a public official is subject to strict federal and state prohibitions, described in further detail below under Political Contributions/Bribery.

Restrictions on Entertainment

At times, an employee may be the beneficiary of “normal business entertainment.” For purposes of the Code, normal business entertainment is strictly limited to occasional customary meals during the course of business, where both the employee and the giver are present (“Permitted Entertainment).”

ARGA Investment Management, LP—Code of Ethics—2016

Even then, occasional customary meals may not be lavish, frequent or extravagant as to raise any question of impropriety and other conduct inconsistent with the high standards of ethics in our business.

No other forms of entertainment are permitted. This includes, but is not limited to, tickets to theatrical, sporting and other entertainment events.

Recordkeeping/Gift Registry

  All Permitted Gifts must be reported to the Chief Compliance Officer for proper recording in the gift registry.
  Permitted Entertainment in the form of occasional customary meals need not be logged in the Gift Registry and, therefore, the details need not be provided to the Chief Compliance Officer.

Outside Business Activities

ARGA employees are urged to be cautious with respect to outside business activities that may lead to conflicts of interest or give the appearance of a conflict. Service as a director, trustee, officer, owner, partner or representative of outside organizations potentially raises regulatory concerns, including conflicts of interest or access to material, nonpublic information. The duty to disclose all potential and real conflicts of interest therefore includes the duty to disclose all outside business activities and to obtain the Chief Compliance Officer’s approval prior to engaging in any such activities. Approval, if any, will be granted on a case-by-case basis, subject to proper resolution of potential conflicts.

Outside employment must not interfere with an employee’s duties at ARGA as every employee is expected to devote full-time to ARGA business during their hours of employment and employees may not conduct business relating to such activity during working hours or on ARGA’s premises.

In light of the foregoing, employees should exercise caution with respect to outside business activities that may create divided loyalties, divert substantial amounts of their time and/or compromise their independent judgment.

All employees are required to complete ARGA’s Outside Business Activity Reporting form initially upon hire, and thereafter as their circumstances change, or more frequently as requested by the Code Administrator. Details of the activity must be disclosed, including a full description of the nature of the proposed activity, name and address of the entity involved, the amount of time the activity will consume, amount of compensation, if any, and disclosure of any potential conflicts of interest arising from the proposed activity.

See Exhibit A, Outside Business Activity form.

Political Contributions / Bribery

Rule 206(4)-5 of the Advisers Act9 is designed to curtail practices commonly known as “pay-to-play,” where an investment adviser makes contributions or other payments to state or municipal public officials who have the ability to influence the award of investment advisory contracts.

There are three prongs to the rule:

  Two-year ban on receiving compensation from a government entity if an investment adviser or a covered associate of the investment adviser makes a political contribution to a public official of that entity who can influence the award of advisory business.10

9 State laws impose similarly strict prohibitions on political contributions, some of which extend to contributions by spouses and family members.

10 Under certain circumstances, an adviser can seek an SEC exemption from the prohibitions. The SEC will consider, among other things, whether the exemption is in the public interest, whether the adviser had knowledge of the contributions, the timing and amount of the contribution and the nature of the election (federal, state or local).

ARGA Investment Management, LP—Code of Ethics—2016

  Ban on paying a third party to solicit government business (unless the third party is a registered broker-dealer or registered investment adviser, themselves subject to the pay-to-play restrictions).
  Ban on soliciting or coordinating contributions to officials of a government entity to which an adviser is seeking to provide investment advisory services or payments to a political party of a state or locality where an adviser provides or seeks to provide services.

The rule also has a catch all provision that makes it unlawful for an adviser or any of its Covered Associates to do anything indirectly which, if done directly, would result in a violation of the rule.

Two-Year Ban—Strict Liability

  This is a strict liability rule, meaning the rule does not require a showing of quid pro quo or actual intent to influence a public official11 .
  The two-year time out resulting from a covered associate making a contribution will continue to apply even if the covered associate is no longer employed by the adviser.
  The two-year time out applies even if a government entity has been a client of an investment advisor prior to the time of a contribution12 (i.e. applies to existing relationships).
  Prior contributions follow an individual if he or she subsequently becomes a covered associate of an investment adviser (two-year look-back). The two-year look-back period is shortened to six months if the person does not actually solicit clients on behalf of the adviser.
  Ban applies even if the adviser was unaware of the contribution.

Who is a “Covered Associate”?

  A covered associate is defined as any general partner, managing member or executive officer (further defined below) or other individual with a similar status or function or those with similar functions;
  Any employee who solicits a government entity and any direct/indirect supervisor of such employee (see below); and
  Any political action committee (PAC) controlled by the investment adviser or any of the adviser’s covered associates.

Executive Officer. Includes: (i) the president; (ii) any vice president in charge of a principal business unit, division or function (such as sales, administration or finance); (iii) any other officer of an investment adviser who performs a policy-making function; or (iv) any person who performs similar policy-making functions for an investment adviser. Whether a person is an executive officer depends on his/her function, not title (i.e. ability to influence), and applies to those officers whose position in the firm is more likely to incentivize them to obtain or retain clients (and, therefore, to engage in pay to play practices).

Employees who Solicit Government Clients. An employee need not be primarily engaged in solicitation activity to be considered a “covered associate” under the rule. Additionally, all supervisors of employees who solicit government clients are deemed covered associates as the incentive to engage in pay to play exists for all such supervisors and not just those that have a certain level of seniority.

Who is a “Public Official”?

  A public official includes a state or municipal incumbent, candidate or successful candidate if the office is directly or indirectly responsible for, or can influence the selection of, an investment adviser.

11 In re TL Ventures, SEC Release No. 3859 (broadest possible course of enforcement for pay-to-play rules granted to SEC where the agency did not have to provide intent to influence or actual influence.

12 Ibid.

ARGA Investment Management, LP—Code of Ethics—2016

  If the official has the authority to appoint a person who can directly or indirectly influence the selection process (look to the scope of authority for the particular office, not the influence actually exercised), he or she is considered a “public” official.
  The rule does not apply to contributions to candidates for federal office. However, the ban will be triggered by a contribution to a federal campaign of a current municipal or state officeholder running for federal office.
  A contribution to an inaugural or transition account for a victorious candidate for state or local office counts as a contribution to that official.

Contribution Defined

  Includes anything of value made for the purpose of influencing an election (e.g. gift, entertainment, favor, loan, advance, transition/inaugural expenses).13
  Includes transition or inaugural expenses of a successful candidate for state or local office (but not for federal office).
  The rule generally does not apply to contributions Contributions to political parties or political action committees (“PACs”0 do not directly implicate the rule’s prohibitons on contributions if the contributions are not attributable to a particular candidate (but PACs should be scrutinized to make sure they will not pass along the contribution to covered officials).
  A donation of time is generally not considered to be a contribution provided the adviser has not solicited the official’s efforts and the adviser’s resources (office space, telephones, etc.) are not used.

Government Entity Defined

  Any state or political subdivision of a state
  Includes any agency, authority, or instrumentality of the state or political subdivision.
  Includes a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a ‘defined benefit plan’ as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund.
  Includes a plan or program of a government entity (e.g. pension/retirement plans).
  Includes officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Exceptions for De Minimis Contributions by Covered Associates

De Minimis aggregate contributions are permitted without triggering the two-year time out of up to:

  $350 per election, to an elected official or candidate for whom the Covered Associate is entitled to vote14
  $150 per election, to an elected official or candidate for whom the Covered Associate is not entitled to vote

ARGA Policy on Political Contributions

13 Given the ruling in In re TL Ventures, SEC Release No. 3859 where the SEC did not have to provide intent to influence or actual influence, it would appear that any contribution may be deemed as intending to influence a state or municipal election.

14 An adviser has a limited ability to cure the consequences of an inadvertent political contributions to an official for whom a covered associate is not entitled to vote provided (i) the contributions, in the aggregate, do not exceed $350 to any one official, per election; (ii) the adviser discovered the contribution which resulted in the prohibiton within four months of the date of such contribution; and (iii) the contribution is returned promptly within 60 days after the adviser’s learning of the triggering contribution.

ARGA Investment Management, LP—Code of Ethics—2016

Due to the strict liability imposed by the pay to play regulations, ARGA and its Covered Associates are prohibited from making any contributions to any elected official or candidate for state or local office.

Additionally, due to the possibility that an official or candidate may be or become a Client of ARGA, ARGA recommends that all other employees refrain from making contributions to any elected official or candidate. However, if such other employee wishes to make a contribution within the de minimis restrictions described above, the individual must obtain the Chief Compliance Officer’s prior written approval.

Employees are urged, when making a contribution, to use caution and ascertain who or what entity is the ultimate recipient of the donation. Additionally, employee are reminded that they cannot circumvent the pay-to-play restrictions by directing or funding contributions through third parties, such as spouses, children, friends, lawyers and the like.

U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”)

The U.S. Foreign Corrupt Practices Act of 1977, as amended, prohibits certain classes of persons and entities from make payments to foreign government officials to assist in obtaining or retaining business15.

Specifically, the anti-bribery provisions of the FCPA prohibit the willful use of the mail or any means or instrumentality of interstate commerce corruptly to make payments, promises, offers to pay money or other “things of value” to influence officials or governments outside the U.S.

ARGA strictly prohibits payments or promises to pay money and other things of value to influence any person or entity outside the United States. Since it may sometimes be difficult to determine at what point a business courtesy extended to another person or entity crosses the line and may be deemed a bribe, no entertainment, gifts, money, or other “things of value,” including travel or hotel expenses paid, may be made to any non-U.S. official under any circumstances, without the prior written approval of the Chief Compliance Officer.

Note that ARGA’s separate Code of Conduct expressly prohibits the offering or receipt of any bribes, kickbacks or preferential treatment in the course of business-related dealings with any person or organization whatsoever.

Recordkeeping Requirements
ARGA maintains records of:

  Name, title and residential addresses of all covered associates,
  Government entities to whom ARGA provides (or has provided within the past five years) advisory services, and
  Contributions made to government officials, state or local political parties or PACs.

Compliance Measures

Employees are required to report any direct or indirect (i.e. contributions made by family members living in the same household) political contributions in the past two years prior to their employment with ARGA.

15 The FCPA applies to any U.S. or foreign corporation that has a class of securities registered, or that is required to file reports under the 1934 Act and to any individual who is a citizen, national or resident of the United States and any corporation and other business entity organized under the laws of the United States or of any individual U.S. state, or having its principal place of business in the United States.

ARGA Investment Management, LP—Code of Ethics—2016

Additionally as a new added measure, on a quarterly basis, employees must also disclose any direct or indirect contributions made to political officials or candidates for political office.

See Exhibit C, Political Contribution Reporting forms.

Whistleblower Reporting and Procedures

All employees are required to promptly report any violations of the Code. ARGA’s whistleblower reporting procedures allow employees to submit a good faith complaint regarding any breaches on an anonymous basis, without fear of dismissal or retaliation of any kind.

As an employee you are obligated to report any irregularities to your immediate supervisor or senior management. If for any reason you are uncomfortable doing so or simply prefer not to report to those persons, you may submit your complaint to the Chief Compliance Officer, who oversees all employee complaints. You may also submit your complaint anonymously to the Chief Compliance Officer at ARGA’s Stamford office.

Procedure for Submitting Complaint

Complaint Form. All complaints must be accompanied by an Employee Complaint Form.
Content of Complaint. The complaint should, to the extent possible, contain:
o	A complete description of the alleged event, matter or issue that is the subject of the complaint, including the approximate date and location;
o	The name of each person allegedly involved in the conduct giving rise to the complaint; and
o	Any additional information, documentation or other evidence available to support the complaint or aid the investigation of the complaint.

Complaints or concerns that contain unspecified wrongdoing (for example, “John Doe is a crook”) or broad allegations without verifiable support may reduce the likelihood that an investigation based on such complaints or concerns will be initiated.

See Exhibit B, Employee Complaint form.

Treatment of Complaints after Submission

The Chief Compliance Officer is responsible for reviewing whistleblower submissions and determining the proper course of action.

Determining the Status of Your Complaint

To follow up on the status of your submission, contact the Chief Compliance Officer. However, depending on the sensitive or confidential nature of the issues involved in the submission, you may not be able to receive a status at the time.

Confidentiality/Anonymity

The confidentiality of the employee making a complaint will be maintained to the extent reasonably practicable within the legitimate needs of the law and any ensuing investigation. If you would like to discuss any matter with the Chief Compliance Officer, you should indicate this in the submission and include a telephone number or email address at which you may be contacted.

No Retaliation Permitted

ARGA does not permit retaliation against, nor will it discharge, demote, suspend, threaten, harass or discriminate against any employee for submitting a complaint made in good faith. “Good faith” means that the employee holds a reasonable belief that the complaint is true and that the employee has not made the complaint for personal gain or for any other ulterior motive.

ARGA Investment Management, LP—Code of Ethics—2016

Code Acknowledgment/Annual Disciplinary Questionnaire

All employees must acknowledge in writing that they have received, read and understood the Code, recognize they are subject to its provisions and have complied with its requirements, and that they have reported all personal securities transactions as required. Additionally, all employees are required to complete a disciplinary questionnaire annually.

Duties of the Code Administrator

Maintain a current list of all Access Persons with an appropriate description of their titles.
Furnish all employees and Access Persons with a copy of the Code, initially upon hire and at least
annually	thereafter, informing them of their duties and obligations under the Code.
Designate, as desired, appropriate personnel to review transactions and holdings reports
submitted	by Access Persons.
Review and consider pre-approval requests from Access Persons; ensure approval signatures are
secured	from appropriate ARGA individuals.
Maintain all records produced in relation to the Code.
Note all transactions executed in violation of the Code.
Submit a written report at least annually to the Chief Investment Officer with respect to each
ARGA	managed portfolio which:
o	Describes any issues arising under the Code since the last report to the Chief Investment Officer including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.
o	Summarizes any changes in the procedures made during the previous year.
o	Identifies any recommended changes in existing restrictions or procedures based upon evolving industry practices or developments in applicable laws or regulations.
o	Certifies that ARGA has adopted procedures reasonably necessary to prevent employees and Access Persons from violating the Code.

Recordkeeping

The Code Administrator maintains the following records:

  A copy of the Code, adopted pursuant to Rule 17j-1 of the 1940 Act or Rule 204A-1 of the Advisers Act, which has been in effect during the most recent five-year period.
  A record of any violation of the Code, and of any action taken as a result of such violation, within five years from the end of the fiscal year in which such violation occurred.
  A copy of all executed acknowledgements during the most recent five year period.
  A copy of each report made by an Access Person, as well as trade confirmations and/or account statements that contain information not duplicated in such reports, within five years from the end of ARGA’s fiscal year in which such report is made or such information is provided, the first two years in an easily accessible place.
  A copy of each report made by the Code Administrator within five years from the end of the ARGA’s fiscal year in which such report is made or issued, the first two years in an easily accessible place.
  A list, in an easily accessible place, of all persons who are, or within the most recent five year period have been, Access Persons or were required to make reports pursuant to Rules 17j-1 and 204A-1 and this Code, or who are or were responsible for reviewing these reports.
  A record of any decision, and the reasons supporting the decision, to permit an Access Person to acquire a Private Placement or Initial Public Offering security, for at least five years after the end of the fiscal year in which permission was granted.

ARGA Investment Management, LP—Code of Ethics—2016

Penalties and Sanctions

  Any violation of this Code is subject to such sanctions as the Code Administrator deems appropriate under the circumstances to achieve the purposes of this Code.
  Any profits realized on prohibited trades may be subject to disgorgement.
  Sanctions may include, but will not be limited to, one or more of the following: a letter of censure; restitution of an amount equal to the difference between the price paid or received by the affected Client(s) and the more advantageous price paid or received by the offending person; the suspension or termination of personal trading privileges; or the suspension or termination of employment.
  ARGA reserves the right to take any legal action it deems appropriate against any employee who violates any provision of this Code and to hold an employee liable for any and all damages (including, but not limited to, all costs and attorney fees) that ARGA may incur as a direct or indirect result of any such employee’s violation of this Code or related law or regulation.

ARGA Investment Management, LP—Code of Ethics—2016

Code of Ethics-Acknowledgment 2016

To: Administrator of Code of Ethics

In accordance with the requirements of the Code of Ethics of ARGA Investment Management, LP (“Code of Ethics”) dated December 2015, I hereby certify that, as a condition of my employment:

1) I have received, read and understood ARGA’s Code of Ethics;

2) I confirm that I am in compliance and have complied with the requirements of the Code of Ethics; and

3) I have disclosed and reported all personal securities holdings and transactions as required by the Code of Ethics.

In addition, I certify that:

1) I have never been found civilly liable for, nor criminally guilty of, insider trading and no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

2) I have disclosed any and all potential conflicts of interest, including the requirements imposed by ARGA’s policy on Gifts and Entertainment, Campaign Contributions, Outside Political Activities and Anti-Corruption.

I understand that any violation(s) of the Code of Ethics is grounds for immediate disciplinary action up to, and including, termination of employment.

____________________________
Signature

____________________________
Name

____________________________
Date

ARGA Investment Management, LP – Code of Ethics, 2016

Code of Ethics-Disciplinary Questionnaire 2016

Please respond to all questions. Complete written details of all events or proceedings must be provided. An executed copy of this form should be provided to the Chief Compliance Officer.

Criminal Actions

1. Have you ever:

(a)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?

(b)	been charged with any felony?
2.	Based upon activities that occurred while you exercised

control over it, has an organization ever:

(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?

(b)	been charged with any felony?
3.	Have you ever:
(a)	been convicted of or pled guilty to or nolo contendere

(“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses?

(b)	been charged with any felony specified in 3(a)?
(c)	been charged with a misdemeanor specified in 3(a)?
4.	Based upon activities that occurred while you exercised

control over it, has an organization ever:

(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to a misdemeanor specified in 3(a)?

(b) been charged with a misdemeanor specified in 3(a)?

Regulatory Disciplinary Actions

(5) Has the U.S. Securities and Exchange Commission or the Commodity Futures Trading Commission ever:

(a)	found you to have made a false statement or omission?
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO

ARGA Investment Management, LP – Code of Ethics, 2016

(b) found you to have been involved in a violation of its regulations or statutes?

(c) found you to have been a cause of an investment- related business having its authorization to do business denied, suspended, revoked or restricted?

(d) entered an order against you in connection with an investment-related activity?

(e) imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

(6) Has any other Federal regulatory agency or any state regulatory agency or foreign financial regulatory authority ever:

(a) found you to have made a false statement or omission or been dishonest, unfair or unethical?

(b) found you to have been involved in a violation of investment-related regulation(s) or statute(s)?

(c) found you to have been a cause of an investment- related business having its authorization to do business denied, suspended, revoked or restricted?

(d) entered an order against you in connection with an investment-related activity?

(e) denied, suspended or revoked your registration or license or otherwise, by order, prevented you from associating with an investment-related business or restricted your activities?

(7) Has any self-regulatory organization or commodities exchange ever:

(a)	found you to have made a false statement or omission?
(b)	found you to have been involved in a violation of its

rules (other than a violation designated as a “minor rule violation” under a plan approved by the U.S. Securities and Exchange Commission)?

(c) found you to have been the cause of an investment- related business having its authorization to do business denied, suspended, revoked or restricted?

(d) disciplined you by expelling or suspending you from membership, barring or suspending your association with its members, or restricting your activities?

  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO

ARGA Investment Management, LP – Code of Ethics, 2016

(8) Has your authorization to act as an attorney, accountant or federal contractor ever been revoked or suspended?

(9) Have you been notified, in writing, that you are now the subject of any:

(a) regulatory complaint or proceeding that could result in a “yes” answer to any part of 5, 6 or 7?

(b) Investigation that could result in a “yes” answer to any part of 1, 2, 3 or 4?

Civil Judicial Actions

(10) Has any domestic or foreign court ever:

(a) enjoined you in connection with any investment-related activity?

(b) found that you were involved in a violation of any investment-related statute(s) or regulation(s)?

(c) dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

(11) Are you named in any pending investment-related civil action that could result in a “yes” answer to any part of 10? Customer Complaints

(12) Have you ever been named as a respondent/defendant in an investment-related, consumer-initiated arbitration or civil litigation which alleged that you were involved in one or more sales practice violations and which:

(a)	is still pending; or
(b)	resulted in an arbitration award or civil judgment against

you, regardless of amount; or

(c)	was settled for an amount of $10,000 or more?
(13)	Have you ever been the subject of an investment related,

consumer-initiated complaint, not otherwise reported under question 12 above, which alleged that you were involved in one or more sales practice violations, and which complaint was settled for an amount of $10,000 or more?

(14) Within the past twenty-four (24) months, have you been the subject of an investment-related, consumer-initiated,

  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO

ARGA Investment Management, LP – Code of Ethics, 2016

written complaint, not otherwise reported under question 12 or 13 above, which:

(a) alleged that you were involved in one or more sales practice violations and contained a claim for compensatory damages of $5,000 or more (if no damage amount is alleged, the complaint must be reported unless the firm has made a good faith determination that the damages from the alleged conduct would be less than $5,000), or;

(b) alleged that you were involved in forgery, theft, misappropriation or conversion of funds or securities?

Terminations

(15) Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:

(a) violating investment-related statutes, regulations, rules or industry standards of conduct?

(b)	fraud or the wrongful taking of property?
(c)	failure to supervise in connection with investment- related

statutes, regulations, rules or industry standards of conduct?

Financial

(16) Within the past 10 years:

(a) have you made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?

(b) based upon events that occurred while you exercised control over it, has an organization made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?

(c) based upon events that occurred while you exercised control over it, has a broker or dealer been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act?

(17) Has a bonding company ever denied, paid out on or revoked a bond for you?

(18) Do you have any unsatisfied judgments or liens against you?

  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO

ARGA Investment Management, LP – Code of Ethics, 2016

I certify and acknowledge that the above statements are true and correct tothe best of my knowledge and agree to immediately notify ARGA if such information becomes inaccurate in any way.

___________________________________
Name:
Date:

__________________________________
Chief Compliance Officer
Name: Neda Clark
Date:

ARGA Investment Management, LP – Code of Ethics, 2016

Reporting Forms

Exhibit A. Outside Business Activity Form

Exhibit B. Employee Complaint Form

Exhibit C. Political Contribution Reporting Forms

Exhibit D. Personal Accounts/Securities Transactions Reporting Forms

D1. Initial Personal Accounts Holdings Report

D2. Annual Personal Accounts Holdings Report

D3. Private Placement Participation Approval Request Form D4. Initial Public Offering Participation Approval Request Form D5. Quarterly Transaction Report D6. Personal Securities Trading Authorization Pre-Clearance Form